EXHIBIT 10.15





	  LICENSE AGREEMENT made as of the 26th day of June, 1995 between F.H. FAULDING & CO. LIMITED of 160 Greenhill Road, Parkside in the State of South Australia (hereinafter called "Faulding") and PUREPAC PHARMACEUTICAL CO. of 200 Elmora Avenue, Elizabeth, New Jersey, United States of America (hereinafter called "Purepac");

     WHEREAS, Faulding is the proprietor of the Technology in relation to the manufacture and production of the Product;

     WHEREAS, Purepac wishes to obtain an exclusive right to utilize the Technology to complete development of the Product and to manufacture and sell the Product within the Territory;

     WHEREAS, Faulding has agreed to license the Technology to Purepac on the terms and conditions set forth in this Agreement.


     NOW, THEREFORE, IT IS AGREED as follows:

     1. For the purposes of this Agreement the following terms shall have the following meanings:

	  1.1 "Affiliates" shall mean (a) an entity controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (b) such parent company.

	  1.2 "Direct Material Costs" shall mean, with respect to any calendar quarter, the actual material costs of the manufacture of the Product, including, without limitation, the costs of packaging, as determined in accordance with generally accepted U.S. accounting principles, consistently applied.

	  1.3 "Enhancements" shall mean any improvements, enhancements or changes in the Technology in relation to the Product that are developed by Purepac after the Technology Transfer Date during the term of this Agreement.

	  1.4 "Gross Margin" shall mean the Net Sales Price less the Direct Material Costs.

	  1.5 "Know-How" shall mean the processes, methods and procedures for the manufacture and production of the Product and any improvement or modifications that may be developed by or on behalf of either Faulding or Purepac during the term of this Agreement, as set forth in Section 14 hereof.

	  1.6 "Net Sales Price" shall mean, with respect to any calendar quarter, the gross income of Purepac from sales of the Product to independent third parties (not including amounts received as reimbursement of freight, insurance and other costs or taxes) invoiced by Purepac during such quarter, less price discounts, trade returns, trade allowances, chargebacks or rebates relating to such sales, as calculated using Purepac's standard accounting procedures, in accordance with U.S. generally accepted accounting principles, consistently applied. It is understood and agreed that where the amount of any deduction can not be fairly determined during the quarter immediately following the quarter in question, such deduction may be claimed by Purepac with respect to Net Sales made during a subsequent quarter.

	  1.7  "Product" shall mean the product set forth on
Schedule 1 hereto.

	  1.8 "Regulatory Authority" shall mean the United States Federal Food and Drug Administration and/or any other like authority whether Federal or State regulating the manufacture, distribution, marketing and/or sale in the Territory of therapeutic substances.

	  1.9 "Technology" shall mean that technology including technical, scientific, industrial information or knowledge, confidential information and expertise in relation to the formulation and composition of the Product, which, as of the Technology Transfer Date, has been in the possession of Faulding.

	  1.10  "Technology Transfer Date" shall mean August 31,
1995 or such other date, as mutually agreed to by the parties, on which Faulding shall transfer the Know-How in Faulding's possession and the Technology to Purepac.

	  1.11 "Territory" shall mean the United States of America and its commonwealth states and territories.

	  1.12  "U.S." shall mean the United States of America.


     2.   LICENSE OF TECHNOLOGY

	  2.1 In consideration of the payment of Technology licensing fee, set forth in Section 2.2 hereof and the royalty payments set forth in Section 8 hereof, Faulding hereby licenses the Technology to Purepac for a period commensurate with the term of this Agreement, as set forth in Section 15 hereof, to use and take advantage of the Technology for the purposes of completing the development of the Product and manufacturing and selling the Product within the Territory during the term of this Agreement. Purepac management has been involved in the development of the Technology and understands that further development of the Technology is necessary for completion of the Product.

	  2.2 The parties agree that the Technology licensing fee shall aggregate $(U.S.)1,834,434 and, as the case may be, has been paid or shall be payable by Purepac to Faulding in three payments as follows:

	  (a)  $(U.S.)1,234,434, which  Purepac has heretofore paid
	  Faulding in full;

	  (b)  $(U.S.)350,000, payable on July 31, 1995; and

	  (c) $(U.S.)250,000, payable thirty (30) days after the Technology Transfer Date.

	  2.3 The license of the Technology pursuant to this Agreement is sole and exclusive for the development, manufacture, and sale of the Product in the Territory. Faulding agrees that it will not sell or transfer the Technology or grant any rights to use or exploit the Technology to any other person or corporation for the manufacture or distribution in the Territory of the Product or a product competitive with the Product during the term of this Agreement, but the parties understand and agree that Faulding has the right, subject to the limitations set forth in Section 4.3, to license the Technology outside the Territory for any purpose and within the Territory for any purpose other than the manufacture and distribution of a product competitive with the Product.

	  2.4 Purepac agrees that it will not use or exploit the Technology for any purpose other than the manufacture and sale of the Product in the Territory and that it will not manufacture, sell or attempt to sell the Product outside the Territory either on its own account or through any third party nor will it sell any Product to any person or corporation within the Territory where Purepac has reasonable grounds to believe that such other person or corporation intends to sell the Product outside the Territory.

	  2.5 In the event that either (a) Purepac submits a written request to Faulding to market the Product outside the Territory or (b) Faulding submits a written request to Purepac to purchase the Product for sale by Faulding outside the Territory, the parties agree to negotiate in good faith to determine whether they can reach an agreement that is commercially acceptable to both of them.


     3.   TECHNOLOGY TRANSFER

	  3.1 Immediately upon execution of this Agreement Faulding will provide to Purepac details of all work done to date in relation to development of the Product. Faulding will continue to carry on formulation work until the Technology Transfer Date and will provide regular reports on progress with this work to Purepac and in any event will report not less than twice a month.

	  3.2 On the Technology Transfer Date, Faulding will provide to Purepac all Technology and Know-How in its possession as may be necessary and helpful for Purepac to complete the development work with respect to the Product and replicate and scale-up the process for the manufacture of the Product.

	  3.3 Upon payment of the third installment of the Technology licensing fee, as set forth in Section 2.2 of this Agreement, Purepac will be entitled to request Faulding to provide appropriate scientists and engineers ("Faulding Engineers") on sites at Purepac's premises to aid Purepac in the completion of the development work with respect to the Product, the commissioning of the equipment and the replicating and scaling up of the process of manufacture of the Product. If requested by Purepac, Faulding, will send to Purepac's site in the U.S. (a)at Faulding's expense, a team of not more than two (2) Faulding Engineers from Australia for a maximum of two visits, together aggregating no more than two months' duration, and (b) at Purepac's reasonable expense, one qualified formulator from Australia for one or more visits, aggregating approximately two years' duration (the exact duration of which being subject to the on-going negotiation between the parties).

	  3.5 At the request of Purepac, but not more than twice in any calendar year, Purepac personnel will be entitled to visit Faulding's premises in Australia for technical discussions relating to the development and scale-up work on the Product PROVIDED, HOWEVER, that such visits will be at Purepac's sole expense and will be held at a time reasonably convenient to Faulding.


     4.   INTELLECTUAL PROPERTY RIGHTS

	  4.1 Purepac acknowledges and agrees that Faulding is the owner of the Technology and all industrial and intellectual property rights of any kind in relation to the Technology including the right to patents, registered or other designs, copyright, trademarks or trade names and any other confidential information. Nothing contained in this Agreement shall be effective to give Purepac any rights of ownership in and to the Technology and to the intellectual property owned by Faulding in any area outside the Territory and the licensing of the Technology under this Agreement is for the sole purpose of developing, manufacturing and selling the Product in the Territory.

	  4.2 Any improvements to the Technology as it applies to the Product made or discovered by Faulding during the term of this Agreement shall be made known to Purepac and Purepac shall be entitled to use and commercially exploit any such improvements without payment of any further sum PROVIDED HOWEVER, that if such improvement has the effect of rendering the existing Technology obsolete (the "Superseding Technology") and the existing Technology, as such Technology may be improved or enhanced by Purepac, is effective in relation to the Product at the time of such Superseding Technology, Faulding shall grant Purepac a right of first refusal to license the Superseding Technology for the purposes of manufacturing and selling an improved product within the Territory on a comparable basis and on comparable terms as provided in this Agreement and PROVIDED FURTHER, HOWEVER, that if the existing Technology, as such Technology may be improved or enhanced by Purepac, is not effective in relation to the Product at the time of such Superseding Technology, Purepac shall be entitled to use, enhance and commercially exploit such Superseding Technology without payment of any further sum.

	  4.3 Faulding acknowledges and agrees that Purepac is the owner of all Enhancements to the Technology, as applied to the Product, and all industrial and intellectual property rights of any kind in relation to such Enhancements, including the right to patents, registered or other designs, copyright and any other confidential information. Nothing contained in this Agreement shall be effective to give Faulding any rights of ownership in and to the Enhancements and to the intellectual property rights owned
by Purepac.   In the event that Faulding shall desire to register
any product which in any way utilizes any Enhancement anywhere, within or outside the Territory, the parties agree to negotiate in good faith to determine the mutually acceptable and commercially reasonable consideration that Faulding shall pay to Purepac for the right to use such Enhancement.

	  4.4 The parties agree that all Know-How shall be jointly owned by them and that each of them may freely use the Know-How, whether it has been developed by either party or jointly by both parties. Any improvement to the Know-How as it applies to the Product made or discovered by either party during the term of this Agreement shall be made known to the other party, upon written request by the other party, and the other party shall be entitled to use and commercially exploit any such improvement without payment of any sum to the other party.


     5.  FAULDING EXPENSES AFTER THE TECHNOLOGY TRANSFER DATE

	  5.1 Purepac shall only reimburse Faulding for such reasonable costs incurred by Faulding in connection with the Technology after the transfer of the Technology to Purepac on the Technology Transfer Date that Purepac has preapproved in writing.

	  5.2 If for any reason after the Technology Transfer Date, Purepac requests Faulding either to (a) perform any services with respect to the Product or (b) manufacture any batches of the Product, and Faulding performs such services, Purepac shall reimburse Faulding for the costs of all such services as follows:

	  (i) Within seven (7) days after the end each month, Faulding will submit to Purepac the commercially reasonable costs incurred by Faulding pursuant to the provisions of this Section 5.3(a "Monthly Statement");

	  (ii) Subject to the provisions of the following sentence, Purepac shall pay to Faulding the amount due as reflected in each Monthly Statement within thirty (30) days after its receipt of such Statement. Within 10 days after its receipt of the Final Cost Statement, Purepac may initiate a review of Faulding's costs, as reflected in the Statement, by written notice to Faulding. Within 10 days of Faulding's receipt of such notice, the parties will meet and negotiate in good faith to resolve any differences between them.


     6.  REGULATORY APPROVALS; ADVERSE REPORTS.

	  6.1 Subject to the provisions of Section 15.3 of this Agreement, Purepac hereby agrees, at its own expense, to:

	       6.1.1 complete the development work with respect to the Product;

	       6.1.2  carry out all work necessary for the
registration of the Product in the Territory, including scale-up and definitive pharmacokinetic and stability studies;

	       6.1.3  seek all necessary approvals and/or
registrations from the appropriate Regulatory Authority in the Territory to permit the conduct of clinical trials using the Product and/or the manufacture, distribution, marketing and sale of the Product in the Territory; and

	       6.1.4  comply with the reporting compliance
requirements of the Regulatory Authority in the Territory during the term of this Agreement.

	  6.2 Faulding hereby agrees that it will, when and as requested by Purepac, assist Purepac, at Purepac's commercially reasonable cost, in preparing the ANDA, including, without limitation providing assistance to Purepac with regard to any Product/development reports required by the FDA. Purepac will reimburse Faulding for the costs of such services in the same manner and during the same time frame as set forth in Section 5.2 of this Agreement.

	  6.3 Faulding and Purepac recognize and agree that Purepac, during the term of this Agreement, shall hold title to the ANDA and to all clinical data developed by Purepac for registration
of the Product in the Territory.   Purepac agrees, however, that it
shall not transfer or assign the ANDA to any third party without the prior consent of Faulding. In the event that Faulding shall elect to include any of the aforementioned clinical data in an application by Faulding to register the Product anywhere outside the Territory, the parties agree to negotiate in good faith to determine the mutually acceptable and commercially reasonable consideration that Faulding shall pay to Purepac for the right to use such clinical data.

	  6.4 Purepac agrees that upon the expiration of, or termination of the Agreement for any reason other than a default by Faulding, Purepac will grant Faulding, or Faulding's nominee, for the ninety (90) day period after such expiration or termination (the "Election Period"), a right of first refusal to an assignment by Purepac of the ANDA as follows:

     (a) The right of first refusal may be exercisable by Faulding by delivery of a written offer (the "Faulding Assignment Offer") to Purepac, which Faulding Assignment Offer shall contain all of the material terms of Faulding's proposed offer. Within ten (10) days after Purepac's receipt of the Assignment Offer, Purepac shall either deliver a written acceptance of the Offer to Faulding or meet with Faulding to negotiate in good faith mutually acceptable and commercially reasonable terms upon which to transfer the ANDA.

     (b) If the parties shall fail to reach an agreement, or if Purepac otherwise, during the Election Period, receives any bona fide offer from an unaffiliated third party to have the ANDA assigned to such third party (the "Third Party Assignment Offer"), Purepac shall notify Faulding in writing of any such Assignment Offer at least thirty (30) days prior to the intended closing date thereof, which notice (the "Third Party Assignment Notice") shall contain all the material terms of the Third Party Assignment Offer and Faulding may, within fifteen (15) business days after its receipt of the Third Party Assignment Notice exercise its right of first refusal by delivery of a written notice to Purepac.

     (c) If Faulding shall fail to elect to enter into the transaction described in the Third Party Assignment Notice, or then Purepac shall, during the remainder of the Election Period be free to consummate the Third Party Assignment Offer on the terms and conditions, including price, specified in such Notice.

     (d) Upon assignment of the ANDA to Faulding or Faulding's nominee, Purepac shall promptly deliver to Faulding, or to Faulding's nominee, any documents in its possession relating to the ANDA and the registration of the Product in the Territory and shall execute all such documents as the Regulatory Authority may require or as Faulding may deem appropriate to ensure any such assignment is effected.

	  6.5 Purepac agrees that it will, in accordance with the laws and regulations of the Territory as such laws and regulations, may from time to time be amended, notify Faulding promptly (a) of any serious and unexpected adverse reactions reported to it or to any sub-licensee of Purepac resulting from the use of the Product and provide to Faulding copies of all other adverse action reports received by it or any sub-licensee of Purepac and (b) of any complaints from third parties involving the Product.

	  6.6 Purepac agrees to maintain adequate quality control in respect of its manufacture, packaging, labelling and storage of the Product and to ensure that all manufacture of and packaging and labelling used for the Product meets all the requirements under the applicable laws, rules and regulations in the Territory.

	  6.7 In the event that Faulding, subject to the provisions of Section 4 of this Agreement, uses the Technology, either within or without the Territory, in the manufacture of any other product, Faulding agrees that it will, in accordance with the laws and regulations of the Territory as such laws and regulations, may from time to time be amended, notify Purepac promptly (a) of any serious and unexpected adverse reactions reported to it or to any sub-licensee of Faulding resulting from such use of the Technology in any product and provide to Purepac copies of all other adverse action reports received by it or any sub-licensee of Faulding and (b) of any complaints from third parties involving such other product.


     7.  DISTRIBUTION AND SALE OF PRODUCT; APPOINTMENTS

	  7.1 Upon registration of the Product, Purepac shall use reasonable efforts, at its expense, to promote, distribute and sell the Product in and throughout the Territory in order to obtain the optimum market potential for the Product within and throughout the Territory.

	  7.2 Subject to the limitations set forth in Section 7.3 hereof, Purepac shall have the right to appoint any agent or sub-licensee to market, distribute, promote and/or sell the Product within the Territory.

	  7.3  The appointment of any agent or sub-licensee under
Section 7.2 shall be on such terms and conditions as Purepac may reasonably require in writing provided such terms and conditions are not inconsistent with the terms and conditions of this Agreement. Purepac agrees that it shall, at all times, be solely responsible for the acts, deeds or omissions of any agent or sub-licensee appointed pursuant to Section 7.2 and hereby indemnifies Faulding against any and all loss, liability, damage, claims, cost and expense arising from or in connection with such agent's or sub-licensee's acts, deeds or omissions.


     8.  ROYALTY PAYMENTS

	  8.1 Purepac shall pay to Faulding throughout the term of this Agreement a royalty at the rate of 8.2% of the Gross Margin of all Product sold in the Territory by Purepac and its agents and sub-licensees.

	  8.2 Royalty payments required by Section 8.1 shall be made by Purepac within 45 days after the close of each calendar quarter in U.S. dollars by wire transfer to the account specified by Faulding from time to time. Purepac may withhold from such payments any withholding required under U.S. law and shall submit to Faulding documents evidencing such tax withholding, if any. At the same time as making any royalty payment, Purepac shall submit to Faulding a statement setting forth the sales of Product, the invoiced amount of such sales, the calculation of direct material costs and gross margin and the amount of any other payments received in relation to sales of such Product.

	  8.3 Purepac, during the term of this Agreement and any extension hereof and thereafter for a period of two years after, as the case may be,

     (a)the last expiration date of any Product manufactured pursuant to this Agreement; or

     (b)an expiration of this Agreement caused by the recall of the Product in the Territory shall keep at its principal office true and particular accounts and records of all sales, the calculation of direct material costs and gross margin of Product by Purepac and its agents and sub-licensees. Faulding or its duly authorized representatives after giving reasonable notice shall have the right during ordinary business hours to inspect and audit the accounts and records referred to in this Section 8.3.


     9.   WARRANTY

	  9.1 Faulding represents and warrants to Purepac that it:

     (a) has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

     (b) is not aware of any legal, contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder;

     (c) is the owner of the Technology free and clear of any liens or encumbrances of third parties and has sufficient right, title and interest in the Technology to grant the license to Purepac granted hereunder;

     (d) to the best of its knowledge as of the date of this Agreement, the Technology, as known as of the date hereof, does not infringe any valid published U.S. patent; and

     (e) upon the transfer of the Technology to Purepac, as contemplated by Section 3 of this Agreement (i) it will be the owner of the Technology free and clear of any liens or encumbrances of third parties and (ii) to the best of its knowledge as of the date of this Agreement, it will have sufficient right, title and interest in the Technology to grant the license to Purepac granted hereunder.

	  9.2  Purepac represents and warrants to Faulding that it:

     (a) has the corporate authority to enter into this Agreement and to perform its obligations hereunder; and

     (b) is not aware of any legal contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder.


     10.  CONFIDENTIALITY

	  10.1 Purepac agrees with Faulding that it will not disclose to any person or corporation any confidential information of Faulding that it may acquire at any time during the term of this Agreement, including, without limitation the Technology and Know-How and any Enhancements without the prior written consent of Faulding and that Purepac will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Technology and Know-How, including, without limitation, requiring its employees, consultants, sub-licensees and agents to enter into similar confidentiality agreements in relation to the Technology and such other confidential information.

	  10.2 Faulding agrees with Purepac that it will not disclose to any person or corporation any confidential information of Purepac that it may acquire at any time during the term of this Agreement, including, without limitation the Know-How and any Enhancements, without the prior written consent of Purepac and that Faulding will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such confidential information, including requiring its employees, consultants and agents to enter into similar confidentiality agreements in relation to the Technology and such other confidential information.

	  10.3  The obligations undertaken by each party under this
Section 10 shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

	  10.4 The obligations contained in this Section 10 do not apply to any information:

     (a) which was at the time of receipt by a party in the public domain or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party's duty of confidentiality;

     (b) which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party and

     (c) acquired by a party from a third party otherwise than in breach of an obligation of confidence to the other party.

     (d) required by law to be provided to governmental agencies but only for the purpose of providing it to such governmental agencies; and

     (e) disclosed to an Affiliate of either party for purposes consistent with this Agreement.


     11.  INDEMNITY

	  11.1 Faulding agrees to indemnify, defend and hold harmless Purepac, its Affiliates and subsidiaries and their respective employees against any and all claims, losses (except consequential losses, such as, for example, the loss of business or of profits), damages and liabilities, including reasonable attorney's fees, incurred by any of them arising out of any breach of any obligation by Faulding hereunder or any representation or warranty by Faulding hereunder or any act or omission of Faulding in connection with its contract obligations hereunder.

	  11.2 Purepac agrees to indemnify, defend and hold harmless Faulding, its Affiliates and subsidiaries and their employees against any and all claims, losses(except consequential losses, such as, for example, the loss of business or of profits), damages and liabilities, including reasonable attorney's fees, incurred by any of them arising out of any breach of any obligation by Purepac hereunder, any representation or warranty by Purepac hereunder, or any act or omission of Purepac in connection with its contract obligations hereunder.

	  11.3

     (a) If Purepac or any of its Affiliates or subsidiaries or Faulding or any of its Affiliates or subsidiaries (in each case an "Indemnified Party") receives any written claim which it believes is the subject of indemnity hereunder by Faulding or Purepac, as the case may be, (in each case as "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party other than pursuant to this Section 11. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

     (b) The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

     (c) No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.

	  11.4 Faulding shall have no liability hereunder for any claim which, if true, would constitute a breach of the warranties contained in Sections 9.1(c), (d) and (e) hereof (hereinafter an "Infringement Claim") based on Purepac's manufacture or distribution of the Product, as the case may be, after Purepac receives a notice from Faulding that Purepac should cease such manufacture or distribution due to an Infringement Claim.


     12.  TAXATION ISSUES

	  12.1 Each of the parties is aware that the commercial arrangements of this Agreement may be subject to transfer pricing reviews by the relevant taxation authorities in the Territory and Australia. As a result, this Agreement may be subject to internal reviews by either or both parties and to audits by the relevant taxation authorities. If as a result of such reviews or audits, it becomes necessary or advisable for either party (the "Affected Party")to change any commercial arrangements of this Agreement, including, without limitation, making retroactive adjustments, the other party, within thirty (30) days after written notification by the Affected Party, which notification shall explain in reasonable detail the reason for the proposed change, shall meet with the Affected Party and each of the parties agrees to negotiate in good faith, and to use its best efforts to reach agreement with respect to, any modifications to the commercial terms of this Agreement.
In the event that the parties, despite their best efforts, cannot reach agreement with respect to any material change, which in the opinion of either party is necessary or advisable for the reasons set forth in this Section 12.1, either party, upon written notice to the other party, may terminate this Agreement. The provisions of Section 15.4 of this Agreement shall apply upon any termination of the Agreement pursuant to this Section 12.1.

	  12.2 Each of the parties agrees to provide reasonable assistance, at the Affected Party's reasonable cost, if the Affected Party is subject to a taxation audit that reviews any commercial arrangement of this Agreement.


     13.  NOTICES

     Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail or by express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served on the dates transmitted by facsimile or a date ten (10) days after the date of airmail by post or express mail.


	  To: Faulding

	       The Company Secretary
	       F.H. Faulding & Co. Limited
	       160 Greenhill Road
	       PARKSIDE South Australia 5063
	       Facsimile +618 373 3120

	  To:  Purepac

	       President
	       Purepac Pharmaceutical Co.
	       200 Elmora Avenue
	       Elizabeth, New Jersey 07207
	       United States of America
	       Facsimile +1 908 527-0649.


     14.  ASSIGNMENT

	  Neither party to this Agreement shall assign any rights hereunder to third parties other than the right of payment of monies accrued without the prior written consent of the other party; provided, however, that the restriction contained herein shall in no way limit the rights to sublicense granted to Purepac under Section 7 of this Agreement or the rights of either party to make assignments to Affiliates. This Agreement shall be binding upon any permitted assignee or successor of either party.


     15.   TERM AND TERMINATION

	  15.1 This Agreement shall be for a term of ten (10) years commencing as of the date of this Agreement and thereafter shall be automatically renewed for successive periods of five (5) years unless either party shall give six (6) months prior written notice to the other party of its intention not to renew this Agreement.

	  15.2 This Agreement may be terminated by notice in writing by either party if the other party shall default in the performance of any of its obligations under this Agreement and such default shall continue for a period of not less than ninety (90) days after written notice specifying such default shall have been given; by either party if the other party makes an arrangement with its creditors or goes into receivership or liquidation (other than voluntary liquidation for the purpose of internal reorganization), or if a receiver or a receiver and manager is appointed in respect of the whole or part of the property or business of the party in default or by either party if a major part of the assets or all of the assets of the other party are disposed of to or compulsorily acquired by any other person.

	  15.3 This Agreement may be terminated at any time by Purepac by notice in writing to Faulding if Purepac determines, in its sole judgement, that the development, manufacture or sale of the Product has ceased to be commercially viable and relevant to the business objectives of Purepac.

	  15.4  Upon the latter of:

     (a) the termination or expiration of this Agreement, or

     (b) with respect to any records or other data that must be retained for a period of time in accordance with, and as set forth in, the regulations of the Regulatory Authority (the "Retention Period"), the expiration of the Retention Period,

Purepac shall promptly deliver to Faulding all information with respect to the Technology in Purepac's possession and Faulding shall promptly deliver to Purepac all information with respect to any Enhancements and the parties shall as soon as conveniently possible reconcile all accounts.


     16.  FORCE MAJEURE

     Neither party shall be liable or be guilty of any breach of any provision of this Agreement for failure or delay in its part to perform any obligation where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, sabotage, accident or breakdown of machinery, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyancers for air land or sea, other impediments or hindrances to transportation, government intervention, strikes or other labor disturbances or any other cause beyond the control of the parties.


     17.  NON WAIVER

     Any party's failure to exercise or enforce any right conferred upon it under this Agreement shall not be deemed to be a waiver of any such right or operate to bar the exercise or performance thereof at any time or times thereafter nor shall any party's waiver of any right under this Agreement at any given time including rights to any payment be deemed a waiver for any other time.


     18.  GOVERNING LAW

     This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York.



     19.  ENTIRE AGREEMENT

     This Agreement incorporates the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.


     20.  HEADINGS

     The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.


			 PUREPAC PHARMACEUTICAL CO.


			 By: /s/
			    ------------------------

			 F.H. FAULDING & CO. LIMITED



			 By: /s/
			    -------------------------







							   SCHEDULE 1





A once daily ketoprofen product that will be the rated A/B substitutable for Oruvail 200 by the United States Food and Drug
Administration.